                      AMERICAN POWER CONVERSION CORPORATION

                                  P.O. Box 278
                              132 Fairgrounds Road
                             West Kingston, RI 02892


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders:

     The Annual Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), will be held on Friday, May 7, 1999 at 10:00 a.m., local time, in the University Ballroom of the Radisson Airport Hotel located at 2081 Post Road, Warwick, Rhode Island 02886 for the following purposes:

1.   To fix the number of directors at five.

2.   To elect a Board of Directors for the ensuing year.

3. To consider and approve an amendment of the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 200,000,000 shares to 450,000,000 shares.

4. To consider and approve an amendment of the Company's 1997 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the 1997 Stock Option Plan from 6,000,000 shares to 12,000,000 shares.

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders of record at the close of business on March 12, 1999 will be entitled to vote at the meeting or any adjournments thereof.



IF YOU PLAN TO ATTEND:

     Please be aware that seating may be limited. Registration and seating will begin at 9:00 a.m. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.




                              By Order of the Board of Directors,


                              Emanuel E. Landsman,
                              Clerk

April 1, 1999



      SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN

               IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                      AMERICAN POWER CONVERSION CORPORATION

                                  P.O. Box 278
                              132 Fairgrounds Road
                             West Kingston, RI 02892




               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held on May 7, 1999


     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Friday, May 7, 1999 at 10:00 a.m., local time, in the University Ballroom of the Radisson Airport Hotel located at 2081 Post Road, Warwick, Rhode Island 02886 (the "Meeting").

     Only shareholders of record as of the close of business on March 12, 1999 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 96,046,212 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by delivering written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

     Each of the persons named as proxies in the proxy is a director and officer of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted. With respect to the election of a Board of Directors, any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual or group of individuals in the space provided on the proxy. In addition to the election of directors, the shareholders will consider and vote upon proposals to: (i) fix the number of directors at five; (ii) amend the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 200,000,000 shares to 450,000,000 shares; and (iii) amend the Company's 1997 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the 1997 Stock Option Plan from 6,000,000 shares to 12,000,000 shares. All proxies will be voted in accordance with shareholders' instructions, and if no choice is specified, the shares represented by the enclosed proxy will be voted FOR each of the matters set forth in the accompanying Notice of Meeting.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. Amendment of the Company's Articles of Organization requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker Onon-voteO shares are not so included.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended
December 31, 1998, is being mailed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the accompanying proxy were first mailed to shareholders on or about April 1, 1999.

MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     Unless otherwise noted, the following table sets forth as of February 22, 1999, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company outstanding at such date, (ii) by each director or nominee for director of the Company, (iii) by each executive officer named in the Summary Compensation Table in this proxy statement, and (iv) by all directors, nominees for director and executive officers of the Company as a group.

 Name and Address       Amount and Nature            Percentage of Common
of Beneficial Owner  of Beneficial Ownership(1)      Stock Outstanding(2)

Putnam Investments, Inc.  6,446,760 (3)                     6.7%
One Post Office Square
Boston, MA  02109

FMR Corp.                 5,567,955 (4)                     5.8%
82 Devonshire Street
Boston, MA  02109

American Power Conversion 4,731,788 (5)                     4.9%
Corporation Employee Stock
Ownership Plan
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

Rodger B. Dowdell, Jr.    9,406,299 (6)                     9.8%
American Power Conversion
Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

Neil E. Rasmussen         5,082,358 (7)                     5.3%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

Emanuel E. Landsman       1,389,567 (8)                     1.4%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

James D. Gerson             285,988 (9)                       *
c/o Hudson Capital
780 Third Avenue
New York, NY 10017

Ervin F. Lyon               613,890 (10)                      *
270 North Haverhill Road
Kensington, NH 03833-5503

Edward W. Machala            69,406 (11)                      *
APC America, Inc.
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

David P. Vieau               65,065 (12)                      *
American Power Conversion
Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

Donald M. Muir               38,615 (13)                      *
APC America, Inc.
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

All directors and        17,045,268 (14)                   17.7%
executive officers as
a group (9 persons)

*Less than 1.0%

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares listed.

(2) The number of shares of Common Stock deemed outstanding on February 22, 1999 includes (i) 96,004,779 shares outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days thereafter by the person or group in question.

(3) Represents shares deemed to be beneficially owned by Putnam Investments, Inc., as the parent corporation to Putnam Investment Management, Inc., and the Putnam Advisory Company, Inc. Putnam Investments, Inc. is itself a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The information stated above was as of December 31, 1998 and was obtained by the Company from a filing made with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities and Exchange Act of 1934, as amended.

(4) Represents shares deemed to be beneficially owned by FMR Corp., as the parent corporation to Fidelity Management & Research Company and Fidelity Management Trust Company. The information stated above was as of December 31, 1998, and was obtained by the Company from a filing made with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities and Exchange Act of 1934, as amended.

(5) As of December 31, 1998, the Company's Employee Stock Ownership Plan (the "ESOP") held an aggregate of 4,731,788 shares, of which approximately 4,660,375 shares were allocated to participants' accounts and 71,413 shares remained unallocated. Final allocations are not calculated until the second quarter of each fiscal year for the applicable period. Under the terms of the ESOP Trust, established pursuant to the terms of the ESOP, the trustees must vote the allocated shares in accordance with the instructions of the participant employees. Any shares with respect to which voting instructions have been sought, but not timely received, are not voted by the trustees.

(6) Includes 50,706 shares of Common Stock issuable to Mr. Dowdell pursuant to options which may be exercised within the next 60 days and 375,826 shares of Common Stock currently allocated to Mr. Dowdell under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Dowdell's account. The ESOP currently holds an aggregate of 4,731,788 shares. Mr. Dowdell is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Dowdell disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 255 shares currently held by Mr. Dowdell under the Company's 401(k) Plan.

(7) Includes 17,625 shares of Common Stock issuable to Mr. Rasmussen pursuant to options which may be exercised within the next 60 days and 303,762 shares of Common Stock currently allocated to Mr. Rasmussen under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Rasmussen's account. The ESOP currently holds an aggregate of 4,731,788 shares.

     Mr. Rasmussen is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Rasmussen disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 99 shares currently held by Mr. Rasmussen under the Company's 401(k) Plan. Does not include 69,212 shares held by the Neil and Anna Rasmussen Foundation, a charitable trust. Mr. Rasmussen disclaims beneficial ownership of the shares held by such trust.

(8) Includes 1,875 shares of Common Stock issuable to Dr. Landsman pursuant to options which may be exercised within the next 60 days; 126,430 shares of Common Stock currently allocated to Dr. Landsman under the Company's ESOP; and 213 shares currently held by Dr. Landsman under the Company's 401(k) Plan. Does not include 10,000 shares held by a trust for the benefit of certain family members or 70,000 shares held by the Landsman Charitable Trust. Dr. Landsman disclaims beneficial ownership of the shares held by such trusts.

(9) Includes 20,000 shares of Common Stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days. Does not include 4,000 shares held by Mr. Gerson's wife for the benefit of his children. Mr. Gerson disclaims beneficial ownership of the shares held by his wife for the benefit of his children.

(10) Includes 20,000 shares of Common Stock issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 49,742 shares held by a trust for the benefit of Dr. Lyon's daughter. Dr. Lyon disclaims beneficial ownership of the shares held by such trust.

(11) Includes 22,441 shares of Common Stock issuable to Mr. Machala pursuant to options which may be exercised within the next 60 days and 46,666 shares of Common Stock currently allocated to Mr. Machala under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Machala's account. The ESOP currently holds an aggregate of 4,731,788 shares. Mr. Machala is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Machala disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 99 shares currently held by Mr. Machala under the Company's 401(k) Plan.

(12) Includes 18,353 shares of Common Stock issuable to Mr. Vieau pursuant to options which may be exercised within the next 60 days; 8,457 shares of Common Stock currently allocated to Mr. Vieau under the Company's ESOP; and 294 shares currently held by Mr. Vieau under the Company's 401(k) Plan.

(13) Includes 18,499 shares of Common Stock issuable to Mr. Muir pursuant to options which may be exercised within the next 60 days; 1,336 shares of Common Stock currently allocated to Mr. Muir under the Company's ESOP; and 425 shares currently held by Mr. Muir under the Company's 401(k) Plan.

(14) Includes 188,919 shares issuable to certain officers and directors of the Company pursuant to options which may be exercised within the next 60 days; 877,945 shares allocated to the accounts of the officers of the Company under the Company's ESOP; and 1,666 shares held by the accounts of the officers of the Company under the Company's 401(k) Plan. Also see footnotes
     (6) through (13).


PROPOSALS NOs. 1 & 2:   NUMBER AND ELECTION OF DIRECTORS

     At the Meeting, the shareholders will vote on fixing the number of directors at five and electing the entire Board of Directors. The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified.

     Shares represented by all proxies received by the Board of Directors and not so marked as to oppose or abstain from voting on fixing the number of directors will be voted for fixing the number of directors for the ensuing year at five.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees is unable or unwilling to serve) for the election of the nominees named in the table below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.
All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held on May 1, 1998. The following table sets forth the year each nominee first became a director of the Company, each nominee's age, and the positions each nominee currently holds with the Company.

Nominee           Director Since   Age  Position(s) Held withCompany
Rodger B. Dowdell, Jr.      1985   49   Chairman of the Board of Directors,
                                        President and
                                        Chief Executive Officer

Emanuel E. Landsman         1981   62   Director, Vice President and Clerk

Neil E. Rasmussen           1981   44   Director, Vice President and Chief
Technical Officer

Ervin F. Lyon (1)(2)        1981   63   Director

James D. Gerson (1)(2)      1988   55   Director

_______________________________________

(1)  Member, Compensation and Stock Option Committee
(2)  Member, Audit Committee


     The By-laws of the Company provide that each director is elected to hold office until the next annual meeting of shareholders, and until his successor is chosen and qualified. The officers of the Company are elected annually at the first meeting of the Board of Directors following the annual meeting of shareholders, and hold office until their respective successors are chosen and qualified.

     Rodger B. Dowdell, Jr. joined the Company in August 1985 and has been President and a Director since that time. From January to August 1985, Mr. Dowdell worked for the Company as a consultant, developing a marketing and production strategy for uninterruptible power supply products. From 1978 to December 1984 he was President of Independent Energy, Inc., a manufacturer of electronic temperature controls.

     Emanuel E. Landsman has been Vice President, Clerk and a Director of the Company since its inception. From 1966 to 1981, Dr. Landsman worked at Massachusetts Institute of Technology's ("M.I.T.") Lincoln Laboratory, where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.

     Neil E. Rasmussen became Chief Technical Officer of the Company in 1997, and has been Vice President and a Director of the Company since its inception. From 1979 to 1981, Mr. Rasmussen worked in the Energy Systems Engineering Group at M.I.T.'s Lincoln Laboratory.

     Ervin F. Lyon has been a Director of the Company since its inception. From September 1986 to March 1993, Dr. Lyon worked for M.I.T's Lincoln Laboratory, from which he retired in March 1993. From the inception of the Company through August 1985, Dr. Lyon was President and Chairman of the Company. From 1977 to 1981, Dr. Lyon was a member of the technical staff at M.I.T's Lincoln Laboratory.

     James D. Gerson has been a Director of the Company since August 1988. Mr. Gerson has been Senior Vice President of Fahnestock & Co. for more than five years and is currently the Portfolio Manager of the Hudson Capital Appreciation Fund, a mutual fund. Mr. Gerson is also a member of the Board of Directors of Ag Services of America, Inc., Arguss Holdings Inc. (formerly known as Conceptronic, Inc.), Energy Research Corporation, and Hilite Industries, Inc.

     There are no family relationships between directors and executive officers of the Company, except that Mr. Dowdell is the uncle of Aaron L. Davis, Vice President of Marketing and Communications.


     THE BOARD OF DIRECTORS BELIEVES THAT FIXING THE NUMBER OF DIRECTORS AT FIVE AND ELECTING ALL OF THE NOMINEES AS DIRECTORS IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THESE PROPOSALS.


Meetings of the Board of Directors and Committees

     The Board of Directors met five times and took action by unanimous written consent two times during the fiscal year ended December 31, 1998.

     The Company's Compensation and Stock Option Committee, comprised of Messrs. Gerson and Lyon, met four times and took action by unanimous written consent one time during the fiscal year ended December 31, 1998. The Compensation and Stock Option Committee makes recommendations to the Board of Directors regarding compensation and benefits for employees, consultants and directors of the Company, determines the compensation of executive officers and is responsible for the administration of the Company's 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1997 Non-Employee Director Stock Option Plan and 1997 Employee Stock Purchase Plan.

    The Company's Audit Committee, comprised of Messrs. Gerson and Lyon, met one time during the fiscal year ended December 31, 1998. The Audit Committee oversees the accounting, tax and financial functions of the Company, including matters relating to the appointment and activities of the Company's auditors.

     The Company does not currently have a standing Nominating Committee.

     During the fiscal year ended December 31, 1998, all of the directors attended all of the meetings held by the Board of Directors, and all of the members of the Compensation and Stock Option Committee and the Audit Committee attended all of the meetings of such committees.

Compensation of Directors
     As compensation for serving on the Board of Directors, each non-employee director is paid $20,000 per year and $1,500 for each meeting attended. Non-employee directors are also reimbursed for reasonable expenses incurred while attending meetings.

     On February 25, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "1993 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on May 20, 1993. The 1993 Director Plan provides for a one-time grant of a stock option to purchase 20,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company. An option was granted to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1993 Director Plan. Such options have an exercise price of $12.00 per share, the "fair market value" which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market. Each director can currently exercise an option to purchase up to 20,000 shares of Common Stock under the 1993 Director Plan.

     On February 12, 1997, the Board of Directors of the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on April 21, 1997. The 1997 Director Plan authorized the grant on April 21, 1997 and each February 12th thereafter, of an option to purchase 10,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company.
Accordingly, options were granted on April 21, 1997, February 12, 1998 and February 12, 1999 to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1997 Director Plan. Such options have exercise prices of $21.75, $27.00, and $39.875 per share, respectively, the "fair market value" which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market. None of the options granted to each of the two participants under the 1997 Director Plan are currently exercisable.



EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996, of those persons who were at December 31, 1998 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

Summary Compensation Table
                                                           Long-Term
                                                         Compensation
                               Annual Compensation(1)       Award(2)
                                                           Securities
                                                          Underlying   All Other
Name and Principal Position Year      Salary   Bonus(3)   Options/SARs  Comp
Rodger B. Dowdell, Jr.      1998    $499,000  $443,112          0     $8,523(4)
Chairman of the Board of    1997     499,000   443,112          0      4,872(4)
Directors, President and    1996     398,000   398,000          0     24,980(4)
Chief Executive Officer

Neil E. Rasmussen            1998    289,000   256,632          0      5,360(5)
Director, Vice President and 1997    289,000   256,632          0      2,000(5)
Chief Technical Officer      1996    259,000   259,000          0     24,350(5)

Edward W. Machala            1998    289,000   256,632          0      5,030(6)
Director, Vice President,    1997    289,000   256,632          0      1,660(6)
Operations and Treasurer     1996    259,000   259,000          0     24,030(6)

David P. Vieau               1998    289,000   256,632          0      8,755(7)
Vice President, Worldwide    1997    289,000   256,632          0      2,033(7)
Business Development         1996    145,000   181,250          0     23,440(7)

Donald M. Muir               1998    240,000   213,120          0      8,377(8)
Vice President, Finance and  1997    240,000   213,120          0     24,248(8)
Administration, and Chief    1996    165,000   165,000          0     47,852(8)
Financial Officer

______________________________________

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1998, 1997 and 1996.

(3) Includes bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, which were paid in the subsequent year.

(4) Includes $22,500, the market value of the shares of Common Stock contributed to the ESOP on behalf of Mr. Dowdell for fiscal year ended December 31, 1996; $3,020, $2,720 and $2,480, respectively, in premiums on a term life insurance policy for Mr. Dowdell's benefit for fiscal years ended December 31, 1998, 1997 and 1996; and $5,503 and $2,152,
     respectively, contributed to Mr. Dowdell's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending
     December 31, 1998 and 1997.

(5) Includes $22,500, the market value of the shares of Common Stock contributed to the ESOP on behalf of Mr. Rasmussen for fiscal year ended December 31, 1996; $2,160, $2,000 and $1,850, respectively, in premiums on a term life insurance policy for Mr. Rasmussen's benefit for fiscal years ended
     December 31, 1998, 1997 and 1996; and $3,200 contributed to Mr. Rasmussen's account by the Company pursuant to the Company's 401(k) Plan for the fiscal year ending December 31, 1998.

(6) Includes $22,500, the market value of the shares of Common Stock contributed to the ESOP on behalf of Mr. Machala for fiscal year ended December 31, 1996; $1,830, $1,660 and $1,530, respectively, in premiums on a term life insurance policy for Mr. Machala's benefit for fiscal years ended
     December 31, 1998, 1997 and 1996; and $3,200 contributed to Mr. Machala's account by the Company pursuant to the Company's 401(k) Plan for the fiscal year ending December 31, 1998.

(7) Includes $22,500, the market value of the shares of Common Stock contributed to the ESOP on behalf of Mr. Vieau for fiscal year ended December 31, 1996; $755, $695 and $940, respectively, in premiums on a term life insurance policy for Mr. Vieau's benefit for fiscal years ended December 31, 1998, 1997 and 1996; and $8,000 contributed to Mr. Vieau's account by the Company pursuant to the Company's 401(k) Plan for fiscal year ending December 31, 1998.

(8) Includes $22,500, the market value of the shares contributed to the ESOP on behalf of Mr. Muir for fiscal year ending December 31, 1996; $377, $1,353 and $1,352, respectively, in premiums on a term life insurance policy for Mr. Muir's benefit for fiscal years ended December 31, 1998, 1997 and 1996; $18,790 and $24,000 of relocation assistance for fiscal years ending December 31, 1997 and 1996; and $8,000 and $5,105, respectively, contributed to Mr. Muir's account by the Company pursuant to the Company's 401(k) Plan for fiscal year ending December 31, 1998 and 1997.


Option Grants in the Last Fiscal Year

     The following table sets forth grants of stock options pursuant to the Company's 1997 Stock Option Plan granted during the fiscal year ended December 31, 1998 to the Named Officers. The Company did not grant any stock appreciation rights to the Named Officers during the fiscal year ended December 31, 1998.

                                                  Potential Realizable Value
                                                    at Assumed Annual Rates
                                                  of Stock Price Appreciation
                       Individual Grants(1)             for Option Term(2)

              Number  Percent of Total  Exercise
                of    Options Granted    or Base
             Options   to Employees in   Price    Expiration
Name         Granted     Fiscal Year    Per Share   Date       5%          10%
Rodger B.
Dowdell, Jr.  105,176       4.38%        32.19   5/1/2008  $2,032,662 $5,241,930
                2,824       0.12%        35.41   5/1/2003      45,488    131,657

Neil E.
Rasmussen      43,000       1.79%        32.19   5/1/2008     831,031  2,143,103

Edward W.
Machala        43,000       1.79%        32.19   5/1/2008     831,031  2,143,103

David P. Vieau 43,000       1.79%        32.19   5/1/2008     831,031  2,143,103

Donald M. Muir 36,000       1.50%        32.19   5/1/2008     695,747  1,794,226

_______________________________________

(1) All options were granted by the Compensation and Stock Option Committee at "fair market value," which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market; however, pursuant to the 1997 Stock Option Plan, certain options granted to Mr. Dowdell as a greater than 10% shareholder were granted at 110% of the "fair market value" on the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Companys Common Stock on the date of option grant over the term of the options. These number are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.


Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Stock Option Plan and the 1997 Stock Option Plan including (i) the number of shares purchased upon exercise of options in 1998, (ii) the net value realized upon such exercise,
(iii) the number of unexercised options outstanding at December 31, 1998 and
(iv) the value of such unexercised options at December 31, 1998:

           Number of        Number of Unexercised     Value of Unexercised
             Shares               Options at         In-the-Money Options at
          Acquired on  Value   December 31, 1998        December 31, 1998(1)
Name       Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
Rodger B.
Dowdell, Jr.   -        -      32,250       204,750      $924,143   $4,518,341

Neil E.
Rasmussen      -        -      11,750        78,250       340,016    1,718,797

Edward W.
Machala        -        -      19,067        95,023       623,298    2,440,053

David P.
Vieau          -        -      15,228        82,792       486,002    1,988,847

Donald M.
Muir       18,415  $313,801    15,374        82,161       491,039    2,123,134

________________________________________

(1) Value is based on the difference between option exercise price and the fair market value at
     December 31, 1998 ($48.438 per share closing price as quoted on The NASDAQ Stock Market) multiplied by the number of shares underlying the option.

                      AMERICAN POWER CONVERSION CORPORATION
             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive officer compensation policy is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee is comprised of the Company's two non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management.


General Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and effective leaders. The Company's philosophy is to provide a total compensation opportunity that matches competitive standards for commensurate performance. The compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company's strategic objectives and to encourage management to act in the best long-term interest of the Company and its shareholders. Annual cash bonuses are included to encourage effective performance relative to the Company's current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors, and to more closely align the executives' interests with those of shareholders.

     The Compensation Committee's executive compensation policy is designed to achieve the following objectives: (i) enhance profitability of the Company and shareholder value, (ii) align compensation with the Company's annual and long-term performance goals, (iii) reward above-average long-term corporate performance, (iv) structure executive performance measures to emphasize team achievement, (v) reinforce individual growth in leadership capabilities and contribution over an individual's career, and (vi) encourage long-term retention.


Executive Officer Compensation Policy

     The Company's executive officer compensation policy generally consists of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock options.

Cash Compensation
     Annual cash compensation consists of two elements: base salary and annual cash bonus. Each officer is offered a base salary that is commensurate for the role that he or she is performing. In setting the annual cash compensation for Company executive officers (other than the Chief Executive Officer), the Compensation Committee reviews compensation for comparable positions in a group of companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of computer hardware, peripherals and components, and are industry peers, competitors, and those successful organizations that the Company wishes to emulate. The Company also regularly compares its compensation practices with other leading companies through reviews of benchmark surveys and proxy data.

     Increases in annual base salary are based on a periodic review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The executive is also reviewed according to his or her competence as an effective leader in the Company, which includes an evaluation of the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside of the Company.

     The annual cash bonus is tied directly to the attainment of financial performance targets approved by the Compensation Committee. The bonus is designed to promote world class performance by setting incentive thresholds at aggressive levels and by providing highly leveraged award funding on the upside. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization and reflects the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. At the executive officer level, the cash bonus is dependent solely on corporate performance.

     The purpose of the cash bonus is to recognize and reward the contribution of all executives in achieving or exceeding the Company's established goals and objectives. In fiscal 1998, the cash bonus provided for an annual payment based on the weighted average of the Company's annual revenue and net income growth rates over the prior year. The annual cash incentive is set currently at a target of 60% of executive base salary. Corresponding to the level of actual total company revenue and net income growth rate achieved, the cash bonus is calculated as a multiple of base salary, ranging from zero to a maximum of 150%.

     The Chief Executive Officer's employment agreement provides that his cash compensation shall be in accordance with standards for chief executive officers of similar size companies. After determining appropriate salary and bonus, then reviewing it against data from peer comparison companies (defined as those with sustained high growth in sales, net income and EPS, with a range of one-half to two times the Company's annual revenues), the Compensation Committee believes the Chief Executive Officer's cash compensation is commensurate with his individual and organizational performance.

Long-term Incentive Compensation

     Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers (including the Chief Executive Officer) and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Company's 1997 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options.

     The 1997 Stock Option Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. During 1998, the Compensation Committee granted stock options to various employees. Options become exercisable based upon a vesting schedule tied to years of service. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

     During 1998, the Compensation Committee granted options potentially exercisable for a combined total of 318,000 shares of Common Stock to seven executive officers (including the Chief Executive Officer). The exercise price is equal to the "fair market value," which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market. The options granted to each executive officer become exercisable ratably over the next four years subject to his or her continued employment with the Company.

     The Company also maintains an ESOP in which all executives participate on the same terms as eligible non-executive employees, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOP. The ESOP's assets are invested exclusively in the Company's Common Stock so as to further align employees' and shareholders' long-term financial interests. The Board of Directors approves the contributions to the ESOP. The Company did not make any contribution to the ESOP for fiscal 1998. In 1997 the Company developed a similar vehicle for employees in Ireland, and for fiscal year 1997 made a locally competitive contribution. The Company did not make any contribution to the Irish ESOP for fiscal 1998.

     In 1997, the Company developed and implemented a 401(k) savings program, in which all executive and non-executive U.S.-based employees who meet applicable criteria are eligible to participate, subject to any legal limitations on the amounts that may be contributed. The Company provides a matching benefit in an amount equal to 100% on the first 3% of employee contributions. Employees vest in their employer matching contribution according to a schedule that is tied to service. During fiscal 1998, the Board of Directors elected to make an additional profit sharing contribution in the amount of 2% of base compensation for all eligible employees. In 1998, the Compensation Committee also approved the implementation of a defined contribution program for employees of Ireland, that is operationally similar to the U.S. plan, and is consistent with local statutes and practices. The Company also has various defined benefit pension and other retirement plans for certain foreign employees that are consistent with local statutes and practices.

     The 1997 Employee Stock Purchase Plan is administered by the Compensation Committee and is intended to encourage ownership by all eligible employees of the Company and participating subsidiaries so that they may share in the growth of the Company. Eligible employees are those whose customary employment is more than 20 hours per week for more than five months in any calendar year. Eligible employees who elect to participate may purchase through payroll deduction shares of the Company's Common Stock at 85% of the fair market value at specified dates, subject to certain limitations. In 1998, US employees purchased 36,629 shares through this program. It is the intent of the Company to extend this program to employees in foreign locations where local tax and legal rules and regulations permit.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policy implemented has contributed, and will continue to contribute, towards achieving this goal.

Tax Considerations
     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Company's present intention that, so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     This report has been submitted by the members of the Compensation
Committee.


James D. Gerson

Ervin F. Lyon

PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market and the CRSP Index for NASDAQ Electronic Components Stocks (SIC 367, a peer group index which includes electronic components companies). The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE NASDAQ STOCK MARKET AND NASDAQ ELECTRONIC COMPONENTS STOCKS



                         [INSERT GRAPH HERE]

                       1993      1994      1995      1996     1997      1998
Broad Market Index(1) $100.00   $97.80    $138.30  $170.00   $208.60  $293.20
Peer Group Index(2)    100.00   110.50     183.00   316.50    331.70   512.90
APCC                   100.00    68.90      40.00   114.70     99.50   203.90

Assumes $100 invested on 12/31/93.

(1)  CRSP Index for NASDAQ Stock Market
(2)  SRSP Index for NASDAQ Electronic Components Stocks

EMPLOYMENT CONTRACT
     The Company has entered into an employment agreement with its Chief Executive Officer. The agreement is automatically renewed annually unless either party notifies the other 60 days prior to the renewal date. Pursuant to the agreement, the Company pays the Chief Executive Officer an annual salary and a bonus which are based on the salaries and bonuses paid to Chief Executive Officers of electronics companies having approximately the same revenues as the Company. The Chief Executive Officer is obligated under the agreement not to compete with the Company while he is employed by the Company and for a period of one year thereafter. The Company does not have employment agreements with any other executive officers.


PROPOSAL NO. 3:   INCREASE OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has voted to recommend to the shareholders that the Company amend its Articles of Organization (the "Articles") to increase the number of authorized shares of Common Stock from 200,000,000 to 450,000,000 shares (the "Amendment"). Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

    Subject to the approval of the Amendment by the shareholders at the Meeting, the Board also declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend distribution (the "Dividend") for each share of Common Stock issued and outstanding as of the close of business on May 7, 1999 (the "Record Date"). The holders of Common Stock entitled to receive the Dividend will be determined as of the close of business on the Record Date. If adopted by the shareholders, the proposed Amendment will be accomplished by the filing of Articles of Amendment which will be filed as soon as practicable after the Meeting. Certificates for the additional shares of Common Stock to be issued pursuant to the Dividend will be mailed to shareholders on or about May 28, 1999.

    The Board of Directors recommends adoption of the Amendment to the shareholders because it believes the resulting capital structure of the Company will facilitate broader ownership of the Company's Common Stock and enhance its marketability. While the impact on the market price of the shares of Common Stock of the Company after the Record Date cannot be predicted with certainty, it is anticipated that the approval of the Amendment and resulting distribution of the Dividend will initially result in the market price of each share being approximately one half of that previously prevailing, although the market value of all shares held by a particular shareholder should remain approximately the same. The Board believes that the increase in the number of shares of Common Stock outstanding and the lower market price per share resulting from the adoption of the Amendment and the declaration of the Dividend is beneficial in that, among other things, it could cause a broader market for, increased liquidity of, and a greater investor interest in, shares of the Common Stock for the Company.

    In addition to providing sufficient shares of Common Stock in order to effect the Dividend, and as set forth in Proposal No. 4 below, the Board of Directors intends to reserve an additional 6,000,000 shares in order to effect the increase in the number of shares of Common Stock available for issuance under the 1997 Stock Option Plan (the "1997 Stock Option Plan Increase") upon exercise of stock options to be granted to officers, directors, and employees of the Company. Other than with respect to the Dividend and the 1997 Stock Option Plan Increase, the Amendment will make a greater number of authorized but unissued shares available for issuance from time to time as determined by the Board of Directors. If this Proposal No. 3 is approved and after giving effect to the Dividend and to shares reserved for issuance under the Company's incentive, compensation and employee purchase plans
(and assuming shareholder approval of Proposal No. 4), under Massachusetts law the Board of Directors will have the authority to issue approximately 230,151,000 shares of Common Stock of the Company without further shareholder action or approval. The Board of Directors does not currently intend to seek shareholder approval for any future issuance of additional shares of Common Stock, unless shareholder action is required in a specific case by applicable law, by the rules of any applicable stock exchange, or by the Articles or By-Laws of the Company then in effect. Frequently, opportunities arise that require prompt action and the Company believes that the delay necessary for shareholder approval of a specific issuance could be detrimental to the Company and its shareholders.

    The Board may choose to use the additional shares proposed for authorization pursuant to this Proposal No. 3 for acquisitions of other companies, the declaration of future stock dividends, future financings, employee benefit plans and for other corporate purposes. Although the Company has no present intention, other than with respect to the Dividend and the 1997 Stock Option Plan Increase, of issuing any unreserved shares of Common Stock and there are no commitments, arrangements, or undertakings obligating the Company to issue additional shares, the Board of Directors believes that the increase in the number of authorized shares of Common Stock will give the Company flexibility in meeting possible future needs of the Company's business and ensure prompt availability of shares for issuance should the occasion arise.

    The additional shares of Common Stock authorized for issuance pursuant to this Proposal No. 3, if and when issued, will have all of the rights and privileges which the presently outstanding shares of Common Stock possess under the Company's Articles. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors.

    The issuance of any additional shares of Common Stock by the Company may, depending on the circumstances under which those shares are issued, reduce shareholders' equity per share and may reduce the percentage ownership of Common Stock of existing shareholders. Other than with respect to the Dividend, the Company will receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating the economic effect to each shareholder of such dilution. Although not intended to, the proposed increase in the authorized but unissued number of shares of Common Stock could be used to make more difficult a change in control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, and possibly dilute the interest of a party attempting to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

    Approval of the Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Meeting.



     THE BOARD OF DIRECTORS BELIEVES THAT AMENDING THE COMPANY'S ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 200,000,000 TO 450,000,000 IS IN THE BEST INTEREST OF THE COMPANY AND ITS
     SHAREHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.


PROPOSAL NO. 4:   AMEND THE 1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan was adopted by the Board of Directors in February 1997 and was approved by the Company's shareholders in April 1997. A maximum of 6,000,000 shares of Common Stock were originally reserved for issuance under the 1997 Stock Option Plan upon the exercise of options. The Board of Directors has voted to recommend to the shareholders that they approve an increase in the number of shares of Common Stock authorized for issuance pursuant to the 1997 Stock Option Plan by 6,000,000 shares to 12,000,000 shares.

     The Company relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board believes that the proposed increase in the number of shares available under the 1997 Stock Option Plan is essential to permit the Company to continue to provide long-term, equity-based incentives to present and future key employees. A copy of the 1997 Stock Option Plan as proposed to be amended may be obtained upon written request to the Company's Investor Relations Department. The following paragraphs provide a description of the 1997 Stock Option Plan.


Summary of the 1997 Stock Option Plan

     Purpose. The purpose of the 1997 Stock Option Plan is to encourage employees of the Company and other individuals who render services to the Company by providing opportunities to purchase stock of the Company pursuant to options granted under the 1997 Stock Option Plan.

     Shares Subject to the 1997 Stock Option Plan. The Board of Directors originally reserved a maximum of 6,000,000 shares of Common Stock for issuance under the 1997 Stock Option Plan and is recommending under this Proposal No. 4 that the shareholders approve an amendment to increase the number of shares authorized for issuance to 12,000,000 shares.

     Eligibility. The 1997 Stock Option Plan provides for the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company and the grant of non-qualified stock options ("NQSOs") to employees, consultants, directors and officers of the Company. Currently, approximately 1,750 employees (including directors who are also employees and officers of the Company) of the Company are eligible to participate in the 1997 Stock Option Plan.

     Administration. The 1997 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of Messrs. Gerson and Lyon, two non-employee directors of the Company. Subject to the provisions of the 1997 Stock Option Plan, the Compensation Committee has the authority to (i) determine to whom options shall be granted, (ii) determine the time at which options shall be granted, (iii) determine the purchase price of shares subject to each option, (iv) determine whether each option granted shall be an ISO or an NQSO, (v) determine when each option shall become exercisable and the duration of the exercise period, (vi) extend the period during which outstanding options may be exercised and (vii) interpret the 1997 Stock Option Plan and prescribe and rescind rules and regulations relating to it.

     Option Price and Duration. The Compensation Committee determines the exercise price per share for NQSOs under the 1997 Stock Option Plan, so long as such exercise price is no less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company may be organized. The exercise price per share for each ISO granted under the 1997 Stock Option Plan may not be less than the "fair market value," which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the exercise price per share for such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock subject to ISOs granted to an employee and which first become exercisable during any calendar year cannot exceed $100,000; any portion of an ISO grant that exceeds such $100,000 limit will be treated for tax purposes as a NQSO. ISOs are not transferable by the optionholder except by will or by the laws of descent and distribution. NQSOs are transferable to the extent determined by the Compensation Committee and as set forth in the agreement relating to the grant of any such NQSOs. Each option expires on the date specified by the Compensation Committee, but not more than (i) ten years from the date of grant in the case of options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

     Exercisability of Shares. Options granted under the 1997 Stock Option Plan shall become exercisable over four years in eight semi-annual installments beginning one year from the date such options are granted. An option shall be exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares.

     Amendment and Termination. The Board of Directors may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the 1997 Stock Option Plan at any time (although such action shall not affect options previously granted). Generally, no ISO may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of 180 days after such termination. Any shares subject to an option which for any reason expires or terminates unexercised may again be available for future grants under the 1997 Stock Option Plan. No options may be granted under the 1997 Stock Option Plan after February 11, 2007.

     Federal Income Tax Consequences. The following discussion summarizes certain U.S. federal income tax considerations for persons receiving options under the 1997 Stock Option Plan and certain tax effects on the Company, based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the IRS. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans:

     Incentive Stock Options:

     1.In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and the Company is not entitled to a federal income tax deduction upon either grant or exercise of an ISO.
     2.If shares acquired upon exercise of an ISO are not disposed of within
        (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.
     3.If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

     4.In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.
     5.The difference between the amount realized by the optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.
     6.Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.
     7.An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.
     8.In addition to the tax consequences described above, the exercise of ISOs may result in an "alternative minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," generally reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

     9.Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

     Non-Qualified Options:
     1.The optionee generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not entitled to a federal income tax deduction by reason of such grant.
     2.The optionee generally will recognize ordinary income at the time of exercise of a NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.
     3.When the optionee sells the shares acquired upon exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.
     4.The Company generally should be entitled to a federal income tax deduction when ordinary income is recognized by the optionee.
     5.An optionee may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a NQSO in such fashion, special rules will apply.

     6.Special rules apply if the shares acquired upon the exercise of an NQSO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

                               Option Information

     As of February 22, 1999 the Company had approximately 1,752 employees with outstanding option grants under the 1997 Stock Option Plan.

    The following table sets forth as of February 22, 1999, options granted in the aggregate under the 1997 Stock Option Plan to: (i) the Named Officers, (ii) each other person who received five percent of such options, (iii) all executive officers of the Company as a group, (iv) all current directors of the Company who are not executive officers as a group and (v) all employees, including all current officers who are not executive officers, as a group:

Name                              Title                No. of Options Granted(1)
Rodger B.
Dowdell, Jr.(2)  Chairman of the Board of Directors, President and     237,000
                 Chief Executive Officer
Neil E.
Rasmussen        Director, Vice President and Chief Technical Officer   90,000

Emanuel E.
Landsman         Director, Vice President and Clerk                     20,000

Edward W.
Machala          Vice President, Operations and Treasurer               90,000

Donald M. Muir   Vice President, Finance and Administration
                 and Chief Financial Officer                            77,000

David P. Vieau   Vice President, Worldwide Business Development         85,000

James D. Gerson  Director                                                    0
Ervin F. Lyon    Director                                                    0

All executive officers as a group (7 persons)                          662,000
All current directors who are not executive officers as a group              0
All employees who are not executive officers as a group              3,499,000
_______________________________________

(1) Represents the total number of options granted to the person or group in question under the 1997
     Stock Option Plan, without taking into account those options which have been exercised, terminated or expired.

(2) Mr. Dowdell has received five percent or greater of the options granted under the 1997 Stock Option Plan.


     As of December 31, 1998, of the 6,000,000 shares originally reserved for issuance under the 1997 Stock Option Plan, only 2,017,178 shares were available for new stock option grants. If the increase in the number of shares authorized for issuance under the 1997 Stock Option Plan is not approved, the Company may be unable to continue to provide suitable long-term equity based incentives to present and future employees. If the proposed amendment to the 1997 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 6,000,000 to 12,000,000 is not approved by the shareholders, the Corporation will not grant stock options, awards or rights to make direct purchases of stock under the 1997 Stock Option Plan in excess of that number of shares of Common Stock remaining available under the existing 1997 Stock Option Plan. The Corporation has not at the present time determined who will receive the remaining shares of Common Stock that will be authorized for issuance under the 1997 Stock Option Plan if the proposed amendment to the 1997 Stock Option Plan is approved.


    Approval of the amendment will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting.



     THE BOARD OF DIRECTORS BELIEVES THAT AMENDING THE 1997 STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 6,000,000 SHARES TO 12,000,000 SHARES IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND
     RECOMMENDS A VOTE FOR THIS PROPOSAL.

INDEPENDENT ACCOUNTANTS

     The Company has retained KPMG Peat Marwick, LLP as its independent auditors for the fiscal year ending December 31, 1999. A representative of KPMG Peat Marwick, LLP will be at the Meeting and will be given the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the shareholders.


SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities complied with all filing requirements applicable to them with respect to transactions during 1998, except that: Mr. Muir failed to file one Form 4 in connection with a single exercise of stock options, however, such exercise was subsequently reported by Mr. Muir on his Form 5; and Mr. Rasmussen filed a late Form 5 reporting one option grant.


RECENT BY-LAW AMENDMENTS

     The Board of Directors of the Company has voted to amend and restate the Company's By-Laws to include provisions regarding the presentation of matters by shareholders at any annual or special meeting of the shareholders of the Company (as amended and restated, the "Amended and Restated By-Laws"). The Amended and Restated
By-Laws generally require that a shareholder seeking to have any business conducted at a meeting of shareholders (without seeking to have a proposal relating to such business included in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), give notice to the Company not less than 90 and not more than 120 days prior to the corresponding month and day of the previous year's annual meeting, or the 10th day after the Company's public announcement of a proposed special meeting date. The notice from the shareholder must describe the proposed business to be brought before the meeting and include information about the shareholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other shareholder known to be supporting the proposal. The Amended and Restated By-Laws require that a shareholder seeking to present a proposal at any meeting of shareholders (other than those submitted for inclusion in the proxy statement in accordance with Rule 14a-8 of the Exchange
Act) must comply with the rules set forth in the Amended and Restated By-Laws and with all applicable requirements of the Exchange Act.


SHAREHOLDER PROPOSALS

     The deadline for submission of proposals by shareholders pursuant to Rule 14a-8 issued under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders of the Company, is November 25, 1999. The deadline for submission of proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is February 6, 2000. In submitting such proposals, shareholders must comply with the requirements set forth in both the Amended and Restated By-Laws of the Company and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.


EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail or by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or telegram, following the original solicitation. The Company has retained Morrow & Co. Incorporated to assist in the solicitation of proxies, and will pay this company a fee of approximately $7,500 plus expenses.

                 DIRECTIONS TO APC'S ANNUAL SHAREHOLDER MEETING


The meeting will take place on Friday, May 7, at 10:00 a.m. in the University Ballroom of the Radisson Airport Hotel, 2081 Post Road, in Warwick, Rhode Island. (Tel. 401-739-3000)


FROM I-95 NORTH OR SOUTH:

     + Take Exit 13 (towards T.F. Green Airport)
     + Take the Post Road Exit - at the end of the exit, turn left onto Post
       Road (heading north)
     + The hotel will be on the left after about 1/4 mile

       Parking is available in the rear of the hotel


IF TRAVELING BY AIR:

     The Radisson is conveniently located near T.F. Green Airport in Providence, Rhode Island. A Hotel Shuttle is available for your convenience - just make a call from the Radisson's courtesy phone in the airport lobby. Taxis and rental cars are also available at the airport.


                        ________________________________



     The University Ballroom is located on the second floor of the Radisson Airport Hotel - turn right after exiting the elevator.

     The University Ballroom will open to shareholders at 9:00 a.m. Please allow adequate time to find parking, complete any check-in and to be seated prior to the 10:00 a.m. starting time.


                         _______________________________



     Please be aware that seating may be limited. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.


                          _____________________________



                      Thank you. We hope to see you there!

                                  APPENDIX

            AMERICAN POWER CONVERSION CORPORATION

                   1997 STOCK OPTION PLAN


     1. Purpose. The purpose of this 1997 Stock Option Plan (the "Plan") is to encourage employees of American Power Conversion Corporation (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations"), and other individuals who render services to the Company or a Related Corporation, by providing opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not qualify as ISOs ("Non-Qualified Options"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

     2.  Administration of the Plan.

          A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Option by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options) Non-Qualified Options may be granted; (ii) determine the time or times at which Options shall be granted;
     (iii) determine the exercise price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any; and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

          B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine.
     A majority of the Committee shall constitute a quorum and acts by a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee (if consistent with applicable state law), shall constitute the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

          C. Grant of Options to Board Members. Options may be granted to members of the Board. All grants of Options to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Options pursuant to the Plan or (ii) have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Options, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Options.

          D. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Options granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, some or all of the following (i) if the Board determines that Options granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Options to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance-Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Options granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Option or the disposition of Common Stock acquired pursuant to such Option, to constitute Performance-Based Compensation.

     3. Eligible Employees and Others. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO or a Non-Qualified Option. The granting of any Option to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Options.

     4. Stock. The stock subject to Options shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 6,000,000, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall again be available for grants of Options under the Plan.

          No employee of the Company or any Related
Corporation may be granted Options to acquire, in the aggregate, more than 4,200,000 of the shares of Common Stock under the Plan during any fiscal year of the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

     5. Granting of Options. Options may be granted under the Plan at any time after February 12, 1997 and prior to February 12, 2007. The date of grant of an Option under the Plan will be the date specified by the Committee at the time it grants the Option; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

     6.  Minimum Option Price; ISO Limitations.

          A. Price for Non-Qualified Options. Subject to Paragraph 2(D) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan may be less than the fair market value of the Common Stock of the Company on the date of grant; provided that in no event shall such exercise price be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

          B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

          C. $100,000 Annual Limitation on ISO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Option that are ISOs.

          D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     7. Option Duration. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and
(ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

     8. Exercise of Option. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

          A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

          B.   Full Vesting of Installments.  Once an
     installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

          C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

          D. Acceleration of Vesting. The Committee shall have the right to accelerate the date on which any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     9. Termination of Employment. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) the passage of three months after the date of termination of his or her employment, or (b) expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any optionee the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

     10. Death; Disability.

          A.   Death.  If an ISO optionee ceases to be
     employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the optionee's death.

          B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, to the extent of the number of shares with respect to which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or
     (ii) 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

     11. Assignability. No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of an optionee each Option shall be exercisable only by such optionee. Non-Qualified Options shall be transferable to the extent set forth in the agreement relating thereto.

     12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     13. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

          A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

          B. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
     (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

          C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

          D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

          E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

          F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

          G. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

          H. Adjustments. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs.
     The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     14. Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code,
(d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a),
(b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     15. Term and Amendment of Plan. This Plan was adopted by the Board on February 12, 1997, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to February 11, 1998, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on February 12, 2007 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13) and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of an optionee, without such optionee's consent, under any Option previously granted to such optionee.

     16. Conversion of ISOs into Non-Qualified Options. Subject to paragraph 13(D), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of such action the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

     17. Application Of Funds.  The proceeds received by the
Company from the sale of shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

     18. Notice to Company of Disqualifying Disposition. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

     19. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the transfer of a Non-Qualified Stock Option pursuant to an arm's length transaction, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of a Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option (ii) the transfer of a Non-Qualified Stock Option, or (iii) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the optionee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the optionee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the optionee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

     20. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by optionees in connection with the Plan.

     21. Governing Law. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of The Commonwealth of Massachusetts, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.